Exhibit 21
SUBSIDIARIES OF CAVCO INDUSTRIES, INC.
As of April 2, 2022

Subsidiary	Jurisdiction
Cavco Exchange, LLC	Delaware
Chariot Eagle, LLC	Florida
Commodore Homes, LLC	Delaware
CountryPlace Acceptance Corp.	Nevada
CountryPlace Acceptance GP, LLC	Texas
CountryPlace Acceptance LP, LLC	Delaware
CountryPlace Mortgage, Ltd.	Texas
CountryPlace Mortgage Holdings, LLC	Delaware
CRG Holdings, LLC	Delaware
Destiny Homes, LLC	Delaware
Fairmont Homes, LLC	Delaware
Fleetwood Homes, Inc.	Delaware
Lexington Homes, Inc.	Mississippi
Palm Harbor Homes, Inc.	Delaware
Palm Harbor Insurance Agency of Texas, Inc.	Texas
Palm Harbor Villages, Inc.	Delaware
Palm Harbor Villages Real Estate, LLC	Texas
Standard Casualty Company	Texas
Standard Insurance Agency, Inc.	Texas